Exhibit 107

Calculation of Filing Fees Table

Form S-3
(Form Type)

TETRA Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
New Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	--	--	--	--	--	--
	Equity	Preferred Stock, par value $0.01 per share	--	--	--	--	--	--
	Debt (3)	Debt securities	--	--	--	--	--	--
	Other	Warrants	--	--	--	--	--	--
	Other	Rights	--	--	--	--	--	--
	Other	Units	--	--	--	--	--	--
	Unallocated (Universal Shelf)	--	457(o)	(1)	(2)	$400,000,000 (4)	.0000927	$37,080
Fees Previously Paid	N/A	N/A		N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
		Total Offering Amounts				$400,000,000 (4)		$37,080
		Total Fees Previously Paid						$0
		Total Fee Offsets						$29,366
		Net Fee Due						$7,714

(1)This Registration Statement covers the offer and sale of up to $400 million aggregate principal amount of shares of common stock, shares of preferred stock, debt securities, warrants, rights to purchase common stock, preferred stock, debt securities, warrants or units, and units consisting of two or more of the foregoing securities of the Company. The securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder and is not specified pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the dollar amount of any registered securities previously issued.

(4)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	TETRA Technologies, Inc.	Form S-3	333-230818(1)	April 12, 2019	—	$29,366	Equity Debt Other	Common Stock; Preferred Stock Debt Securities Warrants Rights Units	—	$286,841,494.55	—
Fee Offset Sources	TETRA Technologies, Inc.	Form S-3	333-230818	—	April 12, 2019	—	—	—	—	—	$29,366

(1)

The registrant has terminated the offering of the unsold securities registered under the registration statement on Form S-3 (File No. 333-230818) filed with the U.S. Securities and Exchange Commission on April 12, 2019.

2